EXHIBIT 4.108

Master Deed of Assignment

THIS MASTER DEED OF ASSIGNMENT is made the 11th day of November 2002

BETWEEN:

  Reach Communications Services (Thailand) Limited of 16th Floor, CAT Telecom Tower No 72, Trok Wat Muang Kae, Charoenkrung Road, Bangrak, Bangkok, Thailand ("Assignor"); and

  World Net & Services Co., Ltd of 333 Lao Peng Nguan Building Tower 1 Building, 28th Floor, Soi Chay Puang, Vibhavadi Rangsit Road, Kwaeng Ladyao, Khet Chatuchak, Bangkok,Thailand ("Assignee")

(hereinafter, each of the Assignor and the Assignee shall be individually referred to as a "Party" and collectively referred to as the "Parties").

WHEREAS:

  By a sale and purchase of business agreement dated 11 November 2002 and made between the parties hereto (the "Sale of Business Agreement"), it was agreed, inter alia, that the Assignor shall transfer the Business Assets (as defined in the Sale of Business Agreement) to the Assignee on terms and conditions as stated in the Sale of Business Agreement.

  This Deed is made pursuant to the Sale of Business Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

  Pursuant to the Sale of Business Agreement, the Assignor as legal and beneficial owner assigns to the Assignee absolutely all its rights title and interest in all the Business Assets with effect from the date of signing of the Sale of Business Agreement.

  Unless the context otherwise requires, any term used in this Deed which is defined in the Sale of Business Agreement and is not specifically defined in this Deed shall have the meaning attributed to it in the Sale of Business Agreement.

  This Deed shall be binding on and shall enure for the benefit of each Party's successors and assigns and personal representatives (as the case may be).

  This Deed shall not be altered, changed or supplemented unless the same is made in writing and signed by the Parties hereto.

  This Deed shall be governed by and construed in accordance with the laws of the Kingdom of Thailand and the Parties agree to submit to the non-exclusive jurisdiction of the courts of the Kingdom of Thailand.

IN WITNESS WHEREOF this Deed has been executed as a Deed on the day and year first abovewritten.

The Common Seal of	)
Reach Communications Services (Thailand) Limited	)
was hereunto affixed	)
in the presence of:	)

Director	/s/ Robert Kenny
Director	/s/ Raja P Kanthan

The Common Seal of	)
World Net & Services Co., Ltd	)
was hereunto affixed	)
in the presence of:	)

Director	/s/ Lim Hock Koon
Director	/s/ Prithayuth Nivasabutr